Exhibit 10.19
EURONET WORLDWIDE, INC.
2006 STOCK INCENTIVE PLAN
Nonqualified Stock Option Agreement

Date of Grant:	[ ]
Number of Shares to Which Option Relates:	[ ]
Option Exercise Price per Share:	[$ ]

This Agreement is made by and between Euronet Worldwide, Inc., a Delaware corporation (the “Company”), and [_______________] (the “Option Holder”).

RECITALS:

A.    Effective May 18, 2006, the Company's stockholders approved the Euronet Worldwide, Inc. 2006 Stock Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, grant options to current or prospective key employees, non-employee directors or outside consultants of the Company to purchase shares of the Company’s common stock.

B.    The Option Holder is an employee of the Company or one of its Affiliates and the Company desires to grant to the Option Holder a nonqualified stock option to purchase shares of the Company’s common stock on the terms and conditions reflected in this Agreement, the Plan and as otherwise established by the Company’s Compensaton Committee (the “Committee”).

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.    Incorporation of Plan. All provisions of this Agreement and the rights of the Option Holder are subject in all respects to the provisions of the Plan, as it may be amended, and the powers of the Committee therein provided. Capitalized terms used in this Agreement but not defined will have the meaning set forth in the Plan.
2.    Grant of Nonqualified Stock Option. As of the Date of Grant identified above, the Company grants the Option Holder, subject to this Agreement and the Plan, the right, privilege and option (the “Option”) to purchase, in one or more exercises, all or any part of that number of Shares of Stock identified above opposite the heading "Number of Shares to Which Option Relates" (the "Option Shares"), at the per Share price specified above opposite the heading "Option Exercise Price per Share".

3.    Consideration to the Company. In consideration of the granting of this Option by the Company, the Option Holder will render faithful and efficient services as an employee of the Company. Nothing in this Agreement or in the Plan will confer upon the Option Holder any right to continue as an employee of the Company or will interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the Option Holder's employment with the Company at any time for any reason whatsoever, with or without cause.

4.    Exercisability of Option. During the Option Holder's lifetime, this Option may be exercised only by the Option Holder. This Option, except as specifically provided elsewhere under the Plan, shall vest and become exercisable pro rata over five years, with 20% vesting on each anniversary of the Date of Grant.
The Committee may, in its sole discretion, accelerate the vesting date for any or all of the options if in its judgment the performance of Option Holder has warranted such acceleration and/or such acceleration is in the best interests of the Company.
For purposes of this Section 4, a year shall mean a period of 365 days (or 366 days in the event of a leap year). Notwithstanding the above Option vesting schedule, this Option will become fully exercisable upon the Option Holder's death or Disability provided the Option has not otherwise expired, been cancelled or terminated.

5.    Method of Exercise. Provided this Option has not expired, been terminated or cancelled in accordance with this Agreement and the Plan, the portion of this Option which is otherwise exercisable pursuant to Section 4 may be exercised in whole or in part, from time to time by delivery to the Company or its designee a written notice which will:

(a)    set forth the number of Shares with respect to which the Option is to be exercised;

(b)    if the person exercising this Option is not the Option Holder, be accompanied by satisfactory evidence of such person's right to exercise this Option; and

(c)    be accompanied by payment in full of the Option Exercise Price in the form of cash, or a certified bank check made payable to the order of the Company or any other means allowable under the Plan which the Company in its sole discretion determines will provide legal consideration for the Shares.

6.    Expiration of Option. Unless terminated earlier in accordance with this Agreement or the Plan, the Option granted herein will expire at 5:00 P.M., Central Time, on the 10th Anniversary of the Date of Grant (the "Expiration Date"). If the Expiration Date is a day on which the Company is not open for business, then the Option granted herein will expire, unless earlier terminated in accordance with this Agreement or the Plan, at 5:00 P.M., Central Time, on the first business day before such Expiration Date.

7.    Effect of Separation from Service. Except as may otherwise be provided in the employment agreement between the Option Holder and the Company, if the Option Holder ceases to be an employee of the Company for any reason, including cessation by death or Disability, the effect of such termination on all or any portion of this Option is as provided below. Notwithstanding anything below to the contrary, in no event may the Option be exercised after the Expiration Date.

(a)    If the Option Holder's employment is terminated for Cause, the Option will immediately be forfeited as of the time of such termination.

(b)    If the Option Holder ceases to be an employee of the Company due to the Option Holder's resignation or termination of employment by the Company not for Cause, the portion of this Option which was otherwise exercisable pursuant to Section 4 on the date of such termination of employment may be exercised by the Option Holder at any time prior to 5:00 P.M., Central Time, on the ninetieth (90th) calendar day following the effective date of the Option Holder's termination of employment. If such ninetieth (90th) day is not a business day, then the Option will expire at 5:00 P.M., Central Time, on the first business day immediately following such ninetieth (90th) day.

(c)    If the Option Holder ceases to be an employee of the Company due to the Option Holder's death or Disability or if the Option Holder dies during the ninety (90) day period provided above, the Option may be exercised by the Option Holder (or his or her beneficiary) at any time prior to 5:00 P.M., Central Time, on the first anniversary date of the effective date of the Option Holder's termination of employment. If such anniversary date is not a business day, then the Option will expire at 5:00 P.M., Central Time, on the first business day immediately following such first anniversary date.

8.    Long-Term Consideration for Options. Option Holder recognizes and agrees that the Company's key consideration in granting this Option is securing Option Holder's long-term commitment to advance and promote the Company's business interests and objectives. Accordingly, Option Holder agrees to the following as material and indivisible consideration for this Option:

(a)    Fiduciary Duty. During his/her employment with the Company, Option Holder shall devote his/her full energies, abilities, attention and business time to the performance of his/her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, performance of such responsibilities.

(b)    Confidential Information. Option Holder recognizes that by virtue of his/her employment with the Company, Option Holder will be granted otherwise prohibited access to confidential information and proprietary data which are not known to the Company's competitors. This information (the "Confidential Information") includes, but is not limited to, any of the following as it relates to the Company, Euronet and/or any of its or their affiliates (the “Euronet Group”): current and prospective customers; the identity of key contacts at such customers; customers' particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Euronet Group and its customers and prospective customers. Option Holder recognizes that this Confidential Information constitutes a valuable property of the Euronet Group, developed over a significant period of time and at substantial expense. Accordingly, Option Holder agrees that he/she shall not, at any time during or after his or her employment with the Company, divulge such Confidential Information or make use of it for his/her own purposes or the purposes of any person or entity other than the Euronet Group.

(c)    Non-Solicitation of Customers. Option Holder recognizes that by virtue of his/her employment, directorship or consultancy with the Company, Option Holder may be introduced to and involved in the solicitation and servicing of existing customers of the Euronet Group and new customers obtained by the Euronet Group during Option Holder's employment, directorship or consultancy. Option Holder understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Euronet Group and agrees that during his/her employment, directorship or consultancy with the Company and for a period of two years thereafter, Option Holder will not (i) engage in any conduct which could in any way jeopardize or disturb any of the Euronet Group's customer relationships; or (ii) directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Euronet Group to any customer of the Euronet Group.

(d)     Non-Compete. Option Holder acknowledges he/she has knowledge of proprietary information relating to that worldwide business of the Euronet Group which, if known to or used to the benefit of a competitor of the Company, would provide a competitor with an unfair competitive advantage with regard to the Company. Accordingly, Option Holder agrees that, for a period beginning on the date hereof and ending two years after termination of his/her employment, directorship or consultancy with the Company, regardless of the reason for such termination, Option Holder shall not, in any location where the Euronet Group conducts business or provides services to customers and in any location where Option Holder provided services to the Company during the term of Option Holder’s employment, directorship or consultancy with the Company, directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company, represent, consult with, be employed by or be connected with any business that provides transaction processing or other services similar to and/or competitive with those provided by any member of the Euronet Group.

(e)    Non-Solicitation of Employees. Option Holder recognizes the substantial expenditure of time and effort which the Euronet Group devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, Option Holder agrees that, for a period beginning on the date hereof and ending two years after termination of his/her employment, directorship or consultancy with the Company, regardless of the reason for such termination, Option Holder shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any person who, during that two year term, is an employee of the Euronet Group.

(f)    Survival of Commitments; Potential Recapture of Options and Proceeds. Option Holder acknowledges and agrees that the terms and conditions of this Section 8 regarding confidentiality and non-solicitation shall survive both (i) the termination of his/her employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. Option Holder acknowledges and agrees that the grant of Options in this Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if Option Holder either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Options):

(i)	declaration that the Option is null and void and of no further force or effect;

(ii)	recapture of any cash paid or Shares issued to Option Holder, or any designee or beneficiary of the Option Holder, pursuant to the Option;

(iii)
recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Option and sold or otherwise disposed of by Option Holder, or any designee or beneficiary of Option Holder.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(g)    Acknowledgement. Option Holder acknowledges and agrees that adherence to the foregoing requirements will not prevent him/her from engaging in his/her chosen occupation and earning a satisfactory livelihood following the termination of his/her employment with the Company.

(f)    Court May Modify Restrictions. Although the parties have attempted to reasonably limit Option Holder’s activities after the termination of his/her employment, directorship or consultancy with the Company, the parties agree that a Court may modify and enforce the restrictive covenants contained in this Section 8 to the extent that it believes such modifications are necessary for Option Holder’s restrictions under this Section 8 to be reasonable.

(g)    Severability. The parties agree that if any part of this Section 8 or the application of any part of this Section 8 is found by a court to be void, voidable, invalid, unenforceable, or in conflict with any federal or state law, then the remainder of this Agreement shall remain valid, fully enforceable, and shall otherwise be given full force and effect.

9.    Notices. Any notice to be given under this Agreement to the Company will be addressed to the Secretary of the Company at Euronet Worldwide, Inc., 3500 College Blvd., Leawood, KS 66211, and any notice to be given to the Option Holder will be addressed to him or her at the address on record for him or her at the Company. By a notice given pursuant to this Section 9, either party may hereafter designate a different address for notices to be given. Any notice which is required to be given to the Option Holder will, if the Option Holder is then deceased, be given to the Option Holder’s personal representative if such representa-tive has previously informed the Company of his or her status and address by written notice under this Section 9. Any notice will be deemed duly given when received, or when deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

10.    Nontransferability. Except as otherwise provided in this Agreement or in the Plan, the Option and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothe-cate or otherwise dispose of the Option, or any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, contrary to the provisions hereby, this Option and the rights and privileges conferred hereby will immediately become null and void.

11.    Status of Option Holder. The Option Holder shall not be deemed a stockholder of the Company with respect to any of the Shares subject to this Option, except for those Shares that have been purchased and issued to him or her. The Company shall not be required to issue or transfer any Shares purchased upon exercise of this Option until all applicable requirements of law have been complied with and, if applicable, such Shares shall have been duly listed on any securities exchange on which the Shares may then be listed.

12.    Withholding Taxes.    The Option Holder agrees to make appropriate arrangements with the Company for satisfaction of any minimum applicable Federal, state or local income tax or payroll tax withholding amounts required by law to be withheld, including the payment to the Company at the time of exercise of an Option of all such taxes and requirements. The Company is not required to issue Shares upon the exercise of this Option unless the Option Holder first satisfies such tax withholding obligations. The Company may, in its discretion, elect to withhold Shares otherwise eligible to be delivered to the Option Holder having a value equal to the minimum amount required to be withheld to cover such applicable tax withholding liability.

13.    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construc-tion of this Agreement.

14.    Amendment. This Agreement may be amended only by a written agreement executed by the parties hereto which specifically states that it is amending this Agreement.

15.    Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on Option Holder and the Company for all purposes.

16.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

17.    Governing Law. The laws of the State of Delaware will govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

18.    Binding Effect. Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

This Agreement shall be deemed fully executed and effective by the parties hereto upon its electronic signature or acceptance of the Option by the Option Holder.

Euronet Worldwide, Inc.

By: ____/S/ Jeffrey B. Newman______
Jeffrey B. Newman
Executive Vice President
APPENDIX A
EURONET WORLDWIDE, INC.
2006 STOCK INCENTIVE PLAN
_______________________________
Designation of Beneficiary
______________________________
In connection with the NONQUALIFIED STOCK OPTION AGREEMENT (the "Award Agreement") entered into on ___________________, 201__ between Euronet Worldwide, Inc. (the "Company") and ______________________, an individual residing at ________________________ (the "Recipient"), the Recipient hereby designates the person specified below as the beneficiary of the Recipient's interest in the Options (as defined in the 2006 Stock Incentive Plan of the Company awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:
Address:

Social Security No.:

The Recipient understands that this designation operates to entitle the above‑named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:
By:
[Recipient Name]

County of

State of

Sworn to before me this _______ day of __________________, 201___

___________________________
Notary Public